EXHIBIT 24
POWER OF ATTORNEY
     The undersigned, being a director of Lindsay Corporation (the “Company”), hereby appoints Richard W. Parod as his agent and attorney-in-fact for the purpose of executing and filing all reports on Form 10-K relating to the year ending August 31, 2008, and any amendments thereto, required to be filed with the Securities and Exchange Commission by the Company.
     IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the date indicated.

Signature	Capacity	Date

/s/ MICHAEL N. CHRISTODOLOU	Chairman of the Board
Michael N. Christodolou	of Directors	October 23, 2008

/s/ HOWARD G. BUFFETT	Director	October 23, 2008
Howard G. Buffett

/s/ W. THOMAS JAGODINSKI	Director	October 27, 2008
W. Thomas Jagodinski

/s/ J. DAVID MCINTOSH	Director	October 24, 2008
J. David McIntosh

/s/ MICHAEL C. NAHL	Director	October 23, 2008
Michael C. Nahl

/s/ WILLIAM F. WELSH II	Director	October 27, 2008
William F. Welsh II

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